UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 1, 2008

CENTERLINE HOLDING COMPANY
(Formerly CharterMac)
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or other Jurisdiction of Incorporation)

1-13237	13-3949418
(Commission File Number)	(IRS Employer Identification Number)

625 Madison Avenue, New York, NY 10022
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: 212-317-5700

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 1, 2008, the New York Stock Exchange (the “NYSE”) delivered a written notice to Centerline Holding Company (the “Registrant”) and issued a press release (the “Press Release”) announcing that the common shares of beneficial interest (the “common shares”) of the Registrant would be suspended prior to the market opening on Monday, December 8, 2008.  The NYSE is delisting the common shares because the Registrant’s market capitalization did not satisfy the NYSE’s listing standard requiring NYSE listed companies to maintain a market capitalization of not less than $25 million over a consecutive 30 trading day period.  The Registrant has a right to appeal the NYSE determination, however, the Registrant has informed the NYSE that it will not challenge the NYSE’s determination.  The Registrant expects to commence trading on the over-the-counter (“OTC”) market on December 8, 2008 under a yet to be determined symbol.  The new ticker symbol will be published at www.otcbb.com between 4:00 pm and 5:00 pm Eastern time on December 5, 2008.

The Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The foregoing description of the Press Release is qualified in its entirety by reference to the full text of such press release.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Leonard W. Cotton resigned as a member of the Board of Trustees and as Vice Chairman of the Registrant, effective December 4, 2008, to spend more time on his personal business and charitable activities.  The Registrant has not yet announced a replacement for Mr. Cotton.

Item 9.01.  Financial Statements and Exhibits

(a)	Financial Statements
      Not Applicable.

(b)	Pro Forma Financial Information
      Not Applicable.

(c)	Exhibits
      Exhibit 99.1.  Press Release dated December 1, 2008 “NYSE to Suspend Centerline Holding Company and Moves to Remove it from the List”

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CENTERLINE HOLDING COMPANY (Registrant)
December 4, 2008	By:	/s/ Robert L. Levy
Robert L. Levy Chief Financial Officer